EXHIBIT 10.3

Petrolia Energy Corporation
Best Efforts, No Minimum Offering
Private Offering to Accredited Investors of
Series A Convertible 9% Preferred Stock
 April 11, 2017
Houston, Texas

The following information is provided to you as an accredited investor who has indicated an interest in investing in these securities. The Officers and Directors of Petrolia Energy Corporation (the “Company” or “Petrolia”) are available to answer questions and provide additional information you may request.

The Company operates and owns a 100% Working Interest in three (3) oil fields located across three States: 1) a 660 acre lease in Milam County, Texas (the Noack Oil Lease); 2) a 4,800 acre lease in Chaves County, New Mexico (Twin Lakes San Andres Lease or TLSAU); and 3) a 2,600 acre lease in Creek County, Oklahoma (Slick Unit Dutcher Sands or SUDS). In the past 24 months, Petrolia’s proven oil reserves have grown from approximately 200,000 barrels of proven 1P oil reserves to an estimated 4 million barrels of proven 1P oil reserves from these oil leases combined (ref. 2015 Independent Year-End Reserve Report).

As Petrolia now officially owns a 100% Working Interest in each of the 3 leases, we are ready to execute a production development plan at the field level for each lease. Such plans are available for review at Petrolia’s Headquarters upon request and subject to potential investors entering into customary non-disclosure and confidentiality agreements. In addition, Management has been working diligently on another strategic acquisition in California which, if successfully closed, will allow the Company to operate in California.

Funds from this offering are planned to be used to:

a) The Development Plan for TLSAU requires $500,000 to workover 28 wells and initiate a waterflood in certain areas of the field. Target production is 150 BOPD upon completion of this phase.

b) The Development Plan for SUDS requires $500,000 to drill 2 vertical infill wells and workover 26 current wells. Target production is 150 BOPD upon completion of this phase.

c) The Development Plan for the Noack Oil Lease requires $100,000 to drill 1 vertical infill well and workover the 14 existing wells. Target production upon completion of this phase is 50 BOPD.

d) Reduce outstanding liabilities and provide working capital. Approximately $900,000.
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PROJECTS	USE OF PROCEEDS
TLSAU Development Plan (Phase 1)	$500,000.00
SUDS Development Plan (Phase II)	$500,000.00
Noack Development Plan (Phase I)	$100,000.00
Working Capital and Offering fees	$900,000.00

While these are the planned use of funds as of the offering date we continue to evaluate other non-dilutive opportunities to fund some of the drilling activities shown above. The Company reserves the right to change the allocation of funds as it deems appropriate based on subsequent events as noted.  We believe that meeting these goals will better position the Company to generate revenues and work towards being profitable in 2017.

Stock Offering Terms

Issuer:	Petrolia Energy Corporation., a Texas corporation (the “Company”) having an address of 710 N Post Oak Road, Suite 512, Houston, Texas 77024.

Amount of Financing:	$2,000,000.00 (two million dollars) unless increased by the Company in its discretion, without notice to prior investors.

Proposed Offering:
The Series A Preferred Stock will be sold in a private placement exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”), to only ‘accredited investors’ as such term is defined in the Securities Act.

Type of Securities:
Shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), initially convertible into shares of common stock of the Company (“Common Stock”) on a 71.428571-for-one basis (i.e., the equivalent number of shares as would be due, based on the Original Purchase Price, if converted into common stock based on the market value of the Company’s common stock on April 11, 2017, which trading value was $0.14 per share).

Price Per Share:	$10.00 (ten dollars) (the “Original Purchase Price”).
Resulting Capitalization:	Existing Outstanding Common Stock Warrant Pool Series A Preferred Stock (after conversion) -------------------------------------------------------- Total Fully Diluted Common Stock Post-Offering	79,034,505 17,035,527 14,285,714 -------------- 110,355,746	71.6% 15.4% 13.0% -------- 100.0%

Eligible Investors:	Accredited investors located in New York, Texas, California and Oklahoma.

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Dividends:
The holders of Series A Preferred Stock shall be entitled to receive non-cumulative dividends in preference to any dividend paid on the Common Stock at the rate of 9% of the Series A Preferred Stock Original Purchase Price per annum, paid in cash on a semi-annual basis. The Series A Preferred Stock will also participate pro-rata, on an as-converted basis, in cash dividends paid on the Common Stock.

Liquidation Preference:
In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, an amount equal to the Original Purchase Price, together with any declared but unpaid dividends.

The remaining assets will be distributed ratably among the holders of Common Stock.

Optional Conversion:
The holders of the Series A Preferred Stock shall have the right to convert the Series A Preferred Stock and accrued dividends thereon, at the option of the holder, at any time, into shares of Common Stock of the Company.

Automatic Conversion:
The Series A Preferred Stock and all accrued and unpaid dividends thereon shall be automatically converted into Common Stock, at the then applicable conversion price, upon the earliest to occur of (i) the holders of a majority of the Series A Preferred Stock then outstanding consenting to such conversion; (ii) the closing of a registered public offering of the Company’s Common Stock, but only if the price per share is at least $0.30 (subject to anti-dilution, recapitalization, and reorganization adjustments) and the gross proceeds of the offering to the Company equal or exceed $10 million (a “Qualified Public Offering”); (iii) the five year anniversary of the closing date; or (iv) the average closing price per share of the Company’s Common Stock as reported on a national securities exchange, NASDAQ, the OTCQX, the OTCQB, the OTCQX or the OTC Pink market, equals or exceeds $0.28 per share (as adjusted for any recapitalizations) during any period of thirty (30) consecutive trading days.

Anti-Dilution Protection:	The conversion price of the Series A Preferred Stock will be subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like.

Voting Rights:
The Series A Preferred Stock will vote together with the Common Stock and not as a separate class except as specifically provided herein under “Protective Provisions” or as otherwise required by law. Each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon the conversion of such share of Series A Preferred Stock, subject to the Beneficial Ownership Limitation described below.

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Protective Provisions:
As long as at least 20% of the original shares of the Series A Preferred Stock issued remain outstanding, consent of the holders of a majority of the Series A Preferred Stock then outstanding shall be required for any action which (i) increases or decreases the authorized number of shares of Series A Preferred Stock; or (ii) creates (by reclassification or otherwise) any new series or shares of capital stock having rights, preferences, or privileges senior to or on a parity with the Series A Preferred Stock.

Piggyback Registration Rights:
The Company covenants and agrees that if, at any time prior to the Registration Rights Expiration Date (defined below), it proposes to file a registration statement with respect to any class of equity or equity-related securities (other than in connection with an offering to the Company’s employees or in connection with an acquisition, merger or similar transaction) under the Securities Act in a primary registration on behalf of the Company and/or in a secondary registration on behalf of holders of such securities, and the registration form to be used may be used for the issuance or resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock (collectively, the “Registrable Securities”), the Company will either include the Registrable Securities in such registration statement or give prompt written notice to the holders of its intention to file such registration statement and will offer to include in such registration statement, such number of Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the giving of notice by the Company (the “Piggyback Registration Rights”). The holders shall also be required to provide the Company customary and reasonable representations and confirmations regarding the Registrable Securities held by the holders, information relating to the beneficial ownership of other securities of the Company held by such holders, information regarding the persons with voting and dispositive control over the holder and such other information as the Company or its legal counsel may reasonably request. The Company shall not be required to include Registrable Securities in a registration statement relating solely to an offering by the Company of securities for its own account if the managing underwriter or placement agent shall have advised the Company in writing that the inclusion of such securities will have a material adverse effect upon the ability of the Company to sell securities for its own account, and provided further that the holders are not treated less favorably than others seeking to have their securities included in such registration statement. Notwithstanding the obligations set forth above, if any Securities and Exchange Commission guidance sets forth a limitation on the number of securities permitted to be registered on a particular registration statement as a secondary offering, the number of Registrable Securities to be registered on such registration statement will be reduced pro rata between the holders (or other parties) whose securities are included in such registration statement. The “Registration Rights Expiration Date” is the earlier of (a) two years from the closing date; and (b) the date that the investors are eligible to sell the Registrable Securities under Rule 144.

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Ownership Limitation:
The Series A Preferred Stock will contain a blocker prohibiting the conversion of the Series A Preferred Stock into Common Stock of the Company, if upon such conversion/exercise the holder thereof would beneficially own more than 4.99% of the Company’s then outstanding Common Stock, provided such limitation shall not apply in the event of an automatic conversion of the Series A Preferred Stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall also limit the voting rights of any holders of the Series A Preferred Stock. The Beneficial Ownership Limitation may be waived by any holder with 61 days prior written notice to the Company.

Recapitalizations:
If at any time while the Series A Preferred Stock is outstanding, there shall occur any capital reorganization, recapitalization, reclassification, share exchange, restructuring, consolidation, combination or merger (subject to certain standard exceptions) involving the Company in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for shares of stock or other securities or property (including cash) of the Company or otherwise, a provision shall be made so that each Series A Preferred Stock holder will be entitled to receive upon conversion of the shares of Series A Preferred Stock held by such holder the kind and number of shares of stock or other securities or property (including cash or any combination thereof) of the Company or otherwise, to which a holder holding the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such Series A Preferred Stock holder are convertible immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled upon such event.

Expenses:	Irrespective of whether any closing or sale is effected, the Company and the investors shall each bear their own legal and other expenses with respect to the transaction.

Other Provisions:
The purchase agreement/subscription agreement shall include standard and customary representations and warranties of the Company and the investors, and the other agreements prepared to implement this financing shall contain other standard and customary provisions.

The Company reserves the right to terminate the offering at any time and to pay investment banking fees and other appropriate finder’s fees.

The Company reserves the right to issue additional Preferred stock to redeem existing indebtedness.

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Risk factors

The Company has filed various reports with the Securities and Exchange Commission that are available online at www.sec.gov for any potential investor to read that discloses substantial risk factors involved with the Company and any security it may issue.

All potential investors are encouraged to read the reports and risk factors and ask any questions that may arise.

Operating plan

As disclosed in the Report described above, the Company owns and operates three fields in Texas, Oklahoma, and New Mexico. These fields encompass 8,060 acres and have 190 existing drilled wells (both producing wells and disposal wells) in place with all necessary infrastructure including gathering lines and holding tanks. The development plan for all 3 oil leases is to drill new wells and workover the old wells with the combination of new production technology available at low cost with sustained production above 500 BOPD which the Company believes will be sufficient for the Company to be self-sustaining moving forward. As disclosed, the Company plans on using some of the proceeds of this offering to acquire a 65% working interest in the Midway-Sunset leases in Kern County, California. This is a strategic area and Petrolia’s management is experienced in operating in this area with 13 years of successful operating history.

The Company plans on up-listing its shares of common stock which are currently being traded on the OTCQB market to the OTCQX market during the second quarter of 2017, provided that the Company meets the requirements to up list. With a firm footing established, the Company intends to raise additional capital through future offerings and financings, to take advantage of the current low entry point in the market. By avoiding the pitfalls of overleveraging and utilizing the skills evidenced by the management team, led by Zel C. Khan, the Company believes it can successfully build significant shareholder value. The management team has prepared financial forecasts relating to the three fields currently being operated and the field being acquired. These forecasts are available for inspection as are all the geological reports and related information upon execution of a confidentiality agreement.

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The undersigned investor hereby acknowledges that he has read this document and understands the risks associated with any investment in this offering.
Signature  Date______________________________

This summary is not an offer to sell or a solicitation of any offer to buy any securities of the Company, including, but not limited to, the Series A Preferred Stock, nor shall there be any sale of securities in any state or jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of the securities under the laws of any such state or jurisdiction.

This document is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. No legally binding obligations will be created, implied, or inferred until a document in final form is executed and delivered by all parties. Without limiting the generality of the foregoing, it is the parties intent that, until that event, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, “handshakes,” oral understandings, or courses of conduct (including reliance and changes of position).

The foregoing disclosures, as well as information obtained from the Company during the investor’s due diligence investigation, contain various forward-looking statements that are based on our beliefs and assumptions made by and information currently available to us. Any statement that does not contain a historical fact may be deemed to be a forward-looking statement. The words “intend,” “predict,” “potential,” “continue,” “believe,” “expect,” “anticipate,” “estimate,” the negative of such terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Such statements may include statements regarding, and are subject to, certain risks, uncertainties, and assumptions that could cause actual results to differ materially from projections or estimates. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made. We undertake no obligation to update or correct forward-looking statements, except as otherwise provided by law.

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